Exhibit 99.1

FOR IMMEDIATE RELEASE

JANUARY 19, 2017

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Declares Quarterly Distributions for Fourth Quarter 2016

DALLAS, January 19, 2017 — The EnLink Midstream companies today announced quarterly distributions for EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) for the fourth quarter of 2016:

•                  The quarterly distribution on the Master Limited Partnership’s common units will be $0.39 per common unit, which represents a flat distribution as compared to both the third quarter of 2016 and fourth quarter of 2015. The distribution is payable on February 13 to unitholders of record on January 31.

•                  The quarterly distribution on the General Partner’s common units will be $0.255 per common unit, which represents a flat distribution as compared to both the third quarter of 2016 and fourth quarter of 2015. The distribution is payable on February 14 to unitholders of record on January 31.

About the EnLink Midstream Companies

EnLink Midstream provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities. We operate in the top U.S. basins and are strategically focused on our core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Qualified Notice to Nominees

This information is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Under the rules applicable to publicly traded partnerships, 100 percent of the Master Limited Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Master Limited Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

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